Exhibit 5.7

July 12, 2013

Tempur Sealy International, Inc.

1000 Tempur Way

Lexington, Kentucky 40511

Ladies and Gentlemen:

We have acted as special counsel in the State of North Carolina (the “State”) to Sealy Real Estate, Inc. and SEALY TECHNOLOGY LLC (the “Opinion Parties”), each a subsidiary of Tempur Sealy International, Inc., a Delaware corporation (the “Company”), in connection with that certain registration statement on Form S-4 (the “Registration Statement”) filed by the Company, and certain subsidiaries, including the Opinion Parties, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of the Company’s 6.875% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as Guarantors (the “Guarantors”).

Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange in the exchange offer (the “Exchange Offer”) up to $375,000,000 aggregate principal amount of Exchange Notes for a like principal amount of its outstanding 6.875% Senior Notes due 2020 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the existing guarantees as to the payment of principal and interest on the Old Notes by certain Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued pursuant to the provisions of an Indenture, dated as of December 19, 2012 (the “Indenture”), among the Company, as issuer, the subsidiaries of the Company listed on the signature pages thereto, as guarantors and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by that certain Supplemental Indenture, dated as of March 18, 2013, among the Company, certain of the Guarantors listed therein and the Trustee (collectively with the Indenture, the “Notes Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly as stated.

In rendering the opinions hereinafter set forth, we have reviewed final forms of the following documents (collectively, the “Documents”):

(i)	The Notes Indenture, including the provisions related to the Exchange Note Guarantees;

(ii)	A specimen form of the Exchange Notes;

(iii)	The Articles of Incorporation of Sealy Real Estate, Inc.;

(iv)	The Articles of Organization of SEALY TECHNOLOGY LLC;

(v)	The Bylaws of Sealy Real Estate, Inc.;

(vi)	The Operating Agreement of SEALY TECHNOLOGY LLC;

(vii)	Certain resolutions and secretary certificates adopted by the Board of Directors of the Opinion Parties relating to the Exchange Offer, the Registration Statement and related matters.

The documents referenced in items (i) and (ii) above, inclusive, are hereinafter collectively referred to as the “Opinion Documents.” We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties, certificates of public officials, certificates of officers or representative of the Opinion Parties and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

For purposes of the opinions expressed below, we have relied, without investigation or independent verification, on each of the following assumptions: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the Opinion Documents, respectively, by the Opinion Parties, as the case may be), and (vi) as to factual matters, the truthfulness of the representations and statements included in the Opinion Documents and in the certificates of public officials and officers and representatives of the Opinion Parties.

Based upon and subject to the foregoing and the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.	Each of the Opinion Parties is a North Carolina corporation or limited liability company that is validly existing and in good standing under the laws of the State.

2.	Each Opinion Party has the corporate power and authority to enter into and perform its obligations under the Notes Indenture.

3.	The execution, delivery and performance of the Notes Indenture have been duly authorized by all necessary corporate action on the part of each Opinion Party.

4.	The Notes Indenture has been duly executed and delivered by each Opinion Party.

5.	The execution and delivery of the Notes Indenture by each of the Opinion Parties, as applicable, does not, and the performance of the Notes Indenture by each of the Opinion Parties, as applicable, will not (i) violate the articles of incorporation, or Bylaws, of the respective Opinion Parties, or (ii) violate any applicable North Carolina statute, regulation or law.

We express no opinion as to matters governed by the laws of any jurisdiction other than the laws of the State of North Carolina.

This opinion letter speaks only as of the date hereof, and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Bingham McCutchen LLP may rely upon this opinion letter in connection with the opinion letter to be filed by such firm with respect to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very Truly Yours,

/s/    Peter U. Kanipe

Peter U. Kanipe